                     RPM INTERNATIONAL INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
                         PER SHARE AND SHARE EQUIVALENTS
                                   (UNAUDITED)
                                                                   EXHIBIT 11.1
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                SIX MONTHS ENDED                  THREE MONTHS ENDED
                                                                  NOVEMBER 30,                        NOVEMBER 30,
                                                          ---------------------------        -----------------------------

                                                             2003              2002            2003                2002
                                                           --------          --------        --------            --------

SHARES OUTSTANDING
     FOR COMPUTATION OF BASIC EARNINGS PER
        SHARE OF COMMON STOCK

            WEIGHTED AVERAGE SHARES                         115,613           115,001         115,670             115,240
                                                           --------          --------        --------            --------

            TOTAL SHARES FOR BASIC EARNINGS
                  PER SHARE                                 115,613           115,001         115,670             115,240

     FOR COMPUTATION OF DILUTED EARNINGS
        PER SHARE OF COMMON STOCK

            NET ISSUABLE COMMON SHARE EQUIVALENTS               722               980             773                 961
                                                           --------          --------        --------            --------

            TOTAL SHARES FOR DILUTED EARNINGS
                  PER SHARE                                 116,335           115,981         116,443             116,201
                                                           --------          --------        --------            --------

NET INCOME
     NET INCOME APPLICABLE TO SHARES OF COMMON
         STOCK FOR BASIC EARNINGS PER SHARE                $ 82,895          $ 73,813        $ 35,223            $ 29,640
                                                           ========          ========        ========            ========

     NET INCOME APPLICABLE TO SHARES OF COMMON
         STOCK FOR DILUTED EARNINGS PER SHARE              $ 82,895          $ 73,813        $ 35,223            $ 29,640
                                                           ========          ========        ========            ========



     BASIC EARNINGS PER SHARE                              $   0.72          $   0.64        $   0.30            $   0.26
                                                           ========          ========        ========            ========



     DILUTED EARNINGS PER SHARE                            $   0.71          $   0.64        $   0.30              $ 0.26
                                                           ========          ========        ========            ========




The accompanying notes to consolidated financial statements are an integral part of these statements.